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                                                                    EXHIBIT 23.1


                         Independent Auditors' Consent


The Board of Directors
Tritel, Inc.:

We consent to the use of our report dated February 9, 2001, except for the third and last paragraphs of Note 19 which are as of February 26, 2001, related to the consolidated financial statements of Tritel, Inc. and subsidiaries as of December 31, 1999 and 2000 and for each of the years in the three-year period ended December 31, 2000 included herein and to the reference to our firm under the heading "Experts" in the prospectus.


                                                /s/ KPMG LLP


Jackson, Mississippi
May 10, 2001